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EXHIBIT 11


                       GRANITE CONSTRUCTION INCORPORATED
                    COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


- --------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31,                                   1996        1995
- --------------------------------------------------------------------------------
Weighted average common shares outstanding                    17,897      17,622

Computation of incremental outstanding shares:
 Net effect of dilutive stock options based
  on treasury stock method                                        69          36
- --------------------------------------------------------------------------------

Weighted average common shares outstanding,
 as adjusted                                                  17,966      17,658
================================================================================

Net income                                                    $  366      $1,228
================================================================================

Net income per common and common
 equivalent share                                             $ 0.02      $ 0.07
================================================================================


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